EXHIBIT 7.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

RESTAURANT BRANDS INTERNATIONAL INC.

BK CHESHIRE CORP.

and

CARROLS RESTAURANT GROUP, INC.

Dated as of January 16, 2024

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS & INTERPRETATIONS		5
1.1	CERTAIN DEFINITIONS	5
1.2	ADDITIONAL DEFINITIONS	15
1.3	CERTAIN INTERPRETATIONS	17
ARTICLE II THE MERGER		19
2.1	THE MERGER	19
2.2	THE EFFECTIVE TIME	19
2.3	THE CLOSING	19
2.4	EFFECT OF THE MERGER	20
2.5	CERTIFICATE OF INCORPORATION AND BYLAWS	20
2.6	DIRECTORS AND OFFICERS	20
2.7	EFFECT OF MERGER ON COMPANY CAPITAL STOCK	20
2.8	EQUITY AWARDS	22
2.9	EXCHANGE OF CERTIFICATES	23
2.10	NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK	25
2.11	LOST, STOLEN OR DESTROYED CERTIFICATES	26
2.12	REQUIRED WITHHOLDING	26
2.13	NO DIVIDENDS OR DISTRIBUTIONS	26
2.14	NECESSARY FURTHER ACTIONS	26
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
3.1	ORGANIZATION; GOOD STANDING	27
3.2	CORPORATE POWER; ENFORCEABILITY	27
3.3	COMPANY BOARD APPROVAL; FAIRNESS OPINION; ANTI-TAKEOVER LAWS	27
3.4	REQUISITE STOCKHOLDER APPROVAL	28
3.5	NON-CONTRAVENTION	28
3.6	REQUISITE GOVERNMENTAL APPROVALS	28
3.7	COMPANY CAPITALIZATION	29
3.8	SUBSIDIARIES	30
3.9	COMPANY SEC REPORTS	31
3.10	COMPANY FINANCIAL STATEMENTS; INTERNAL CONTROLS; INDEBTEDNESS	31
3.11	NO UNDISCLOSED LIABILITIES	32
3.12	ABSENCE OF CERTAIN CHANGES	32
3.13	MATERIAL CONTRACTS	32
3.14	REAL PROPERTY	33
3.15	ENVIRONMENTAL MATTERS	34
3.16	INTELLECTUAL PROPERTY	34
3.17	TAX MATTERS	35
3.18	EMPLOYEE PLANS	36
3.19	LABOR MATTERS	38
3.20	PERMITS	39
3.21	COMPLIANCE WITH LAWS	39
3.22	LEGAL PROCEEDINGS; ORDERS	39
3.23	INSURANCE	39

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3.24	RELATED PERSON TRANSACTIONS	40
3.25	BROKERS	40
3.26	FOREIGN MATTERS.	40
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		40
4.1	ORGANIZATION; GOOD STANDING	40
4.2	POWER; ENFORCEABILITY	40
4.3	NON-CONTRAVENTION	41
4.4	REQUISITE GOVERNMENTAL APPROVALS	41
4.5	LEGAL PROCEEDINGS; ORDERS	41
4.6	OWNERSHIP OF COMPANY CAPITAL STOCK	41
4.7	BROKERS	42
4.8	OPERATIONS OF MERGER SUB	42
4.9	NO PARENT VOTE OR APPROVAL REQUIRED	42
4.10	STOCKHOLDER AND MANAGEMENT ARRANGEMENTS	42
4.11	SUFFICIENT FUNDS	42
4.12	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	42
ARTICLE V INTERIM OPERATIONS OF THE COMPANY		43
5.1	AFFIRMATIVE OBLIGATIONS	43
5.2	FORBEARANCE COVENANTS	44
5.3	GO SHOP; NO SOLICITATION	47
ARTICLE VI ADDITIONAL COVENANTS		52
6.1	REQUIRED ACTION AND FORBEARANCE; EFFORTS	52
6.2	FILINGS	52
6.3	PROXY STATEMENT, SCHEDULE 13E-3 AND OTHER REQUIRED SEC FILINGS	54
6.4	COMPANY STOCKHOLDER MEETING	57
6.5	COOPERATION WITH DEBT FINANCING	57
6.6	ANTI-TAKEOVER LAWS	60
6.7	ACCESS	61
6.8	SECTION 16(B) EXEMPTION	61
6.9	DIRECTORS’ AND OFFICERS’ EXCULPATION, INDEMNIFICATION AND INSURANCE	61
6.10	EMPLOYEE MATTERS	63
6.11	DELIVERY OF SUBSIDIARY ORGANIZATIONAL DOCUMENTS	66
6.12	OBLIGATIONS OF THE BUYER PARTIES AND THE COMPANY	66
6.13	NOTIFICATION OF CERTAIN MATTERS	66
6.14	PUBLIC STATEMENTS AND DISCLOSURE	67
6.15	TRANSACTION LITIGATION	67
6.16	STOCK EXCHANGE DELISTING; DEREGISTRATION	67
6.17	ADDITIONAL AGREEMENTS	67
6.18	PARENT VOTE	67
6.19	COMPANY CREDIT AGREEMENT	68
ARTICLE VII CONDITIONS TO THE MERGER		68
7.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS TO EFFECT THE MERGER	68
7.2	CONDITIONS TO THE OBLIGATIONS OF THE BUYER PARTIES	68
7.3	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER	69

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ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		70
8.1	TERMINATION	70
8.2	MANNER AND NOTICE OF TERMINATION; EFFECT OF TERMINATION	71
8.3	FEES AND EXPENSES	72
8.4	AMENDMENT	73
8.5	EXTENSION; WAIVER	73
8.6	SPECIAL COMMITTEE APPROVAL	74
ARTICLE IX GENERAL PROVISIONS		74
9.1	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	74
9.2	NOTICES	74
9.3	ASSIGNMENT	75
9.4	CONFIDENTIALITY	75
9.5	ENTIRE AGREEMENT	75
9.6	THIRD PARTY BENEFICIARIES	76
9.7	SEVERABILITY	76
9.8	REMEDIES	76
9.9	GOVERNING LAW	77
9.10	CONSENT TO JURISDICTION	78
9.11	WAIVER OF JURY TRIAL	78
9.12	COMPANY DISCLOSURE LETTER REFERENCES	78
9.13	COUNTERPARTS	78
9.14	NO LIMITATION	79
9.15	NON-RECOURSE	79

Exhibits

Exhibit A Form of Surviving Corporation Certificate of Incorporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 16, 2024, by and among Restaurant Brands International Inc., a corporation existing under the laws of Canada (“Parent”), BK Cheshire Corp., a Delaware corporation and Subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.       The Company Board has established a special transaction committee of independent and disinterested members of the Company Board (the “Special Committee”).

B.       The Special Committee has (i) determined that it is in the best interests of the Company and the Unaffiliated Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.

C.       The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting.

D.       Each of the board of directors of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the adoption, execution and delivery of this Agreement, the performance of the respective covenants and other obligations of Parent and Merger Sub hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

E.       Prior to the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”) in connection with the Merger.

F.       The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and

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sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1               Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)                “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(b)                “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.

(c)                “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i)            any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii)            any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)            any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction

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(d)                “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, for purposes of this Agreement, (i) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Parent and its Affiliates. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)                “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)                 “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of January 1, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 1, 2023.

(g)                “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(h)                “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any of the Company Group in the conduct of the business of the Company Group.

(i)                 “Code” means the Internal Revenue Code of 1986.

(j)                 “Company Board” means the Board of Directors of the Company.

(k)                “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(l)                 “Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

(m)              “Company Credit Agreement” means that certain credit agreement, dated as of April 30, 2019, by and among the Company, the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association as the administrative agent, and as further amended, restated, amended and restated.

(n)                “Company Equity Plans” means the Carrols Restaurant Group, Inc. 2016 Stock Incentive Plan, as amended and restated effective June 16, 2023, and the Carrols Restaurant Group, Inc. 2006 Stock Incentive Plan (as amended from time to time), in each case, that provide for the issuance of any Company Equity Awards.

(o)                “Company Group” means the Company and its Subsidiaries.

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(p)                “Company Indenture” means that certain Indenture, dated as of June 28, 2021, by and among the Company, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, and as further supplemented, amended, restated, amended and restated.

(q)                “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)            changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)           changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)          changes in conditions in the industries in which the Company Group generally conducts business;

(iv)          changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)            any geopolitical conditions, outbreak of hostilities, acts or declarations of war, sabotage, terrorism (including cyberterrorism) or military actions, or any other similar event (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vi)          earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, any acts of God, epidemics, pandemics or disease outbreaks and other force majeure events (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vii)          any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby (including the identity of Parent, Merger Sub or their Affiliates), including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, labor unions, suppliers, customers, partners, vendors or any other third Person or other business relationships (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);

(viii)          the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the terms of this Agreement (other

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than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);

(ix)            any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x)             changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi)            changes in the price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)           any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)          the availability or cost of equity, debt or other financing to the Buyer Parties;

(xiv)          any breach by Parent or Merger Sub of this Agreement;

(xv)            any action taken or refrained from being taken pursuant to the express terms of any Franchise Agreement in the ordinary course of business (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group), and any action taken by Parent or its Affiliates in connection with the Franchise Agreements (in each case, it being understood that any cause of any such action by Parent may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

(xvi)            any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement;

except, with respect to clauses (i), (ii), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(r)                 “Company Notes” means those certain 5.875% senior notes due 2029 under the Company Indenture.

(s)                 “Company Option” means each option to purchase shares of Company Common Stock granted under the Company Equity Plans.

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(t)                 “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company, including the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock.

(u)                “Company PSA” each award of restricted stock of the Company issued under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

(v)                “Company PSU” means each restricted stock unit award granted under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

(w)              “Company RSA” means each award of restricted stock of the Company issued under the Company Equity Plans, other than a Company PSA.

(x)                “Company RSU” means each restricted stock unit award granted under the Company Equity Plans, other than a Company PSU.

(y)                “Company Stockholders” means the holders of shares of Company Capital Stock.

(z)                “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) on and immediately following the Effective Time.

(aa)             “Contract” means any (i) written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other legally binding agreement, excluding purchase orders in either instance.

(bb)            “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, data security, or security breach notification requirements and to the extent applicable to a Company Group entity from time to time: (i) the Company Group’s written policies, procedures and published privacy policies; (ii) all applicable laws, rules and regulations (“Data Protection Laws”); and (iii) any binding standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

(cc)             “DOJ” means the United States Department of Justice or any successor thereto.

(dd)            “Environmental Law” means any applicable law (including common law) or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(ee)             “ERISA” means the Employee Retirement Income Security Act of 1974.

(ff)               “Exchange Act” means the Securities Exchange Act of 1934.

(gg)            “Franchise Agreements” means any and all franchise agreements, development agreements, master franchise agreements and any bailment, advertising, master program or other similar agreements (excluding, for the avoidance of doubt, (i) agreements relating to Parent’s or its Affiliates’ ownership

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of securities of the Company and (ii) this Agreement), by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(hh)            “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii)               “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj)               “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(kk)            “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.

(ll)               “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(mm)          “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

(nn)            “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(oo)            “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(pp)            “IRS” means the United States Internal Revenue Service or any successor thereto.

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(qq)            “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Development Officer, Chief Restaurant Officer and Controller. “Knowledge” of Parent, with respect to any matter in question, means the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, General Counsel and Controller, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(rr)               “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation (to the Knowledge of the Company, as used in relation to the Company Group) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ss)              “Material Contract” means any of the following Contracts other than Franchise Agreements:

(i)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii)            (A) any material Contract with any supplier or service provider to the Company Group whose annual expenditures for the fiscal year ended January 1, 2023 or January 1, 2022 represented in excess of $500,000 for such fiscal year;

(iii)            any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $500,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise;

(iv)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, in each case relating to Indebtedness with an aggregate principal amount or total commitments in excess of $500,000, other than (A) accounts receivables and payables in the ordinary course of business; and (B) loans to Subsidiaries of the Company in the ordinary course of business;

(v)             any contract providing for property management or similar services;

(vi)            any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(vii)            any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof; and

(viii)           any Contract that involves a joint venture entity, limited liability company or legal partnership with a third party (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(tt)               “Nasdaq” means The Nasdaq Global Select Market and any successor stock exchange.

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(uu)            “Notes” means the Company’s 5.875% Senior Notes due 2029, governed by the Company Indenture.

(vv)            “NYSE” means the New York Stock Exchange and any successor stock exchange.

(ww)         “Payoff Letter” means, with respect to the Company Credit Agreement, a customary payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries under the Company Credit Agreement as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries under the Company Credit Agreement (other than those liabilities that expressly survive the termination thereof) shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries under the Company Credit Agreement shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed), (b) all liens on the equity interests and assets of the Company and its Subsidiaries created in connection with the Company Credit Agreement (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be released, and the Company and its Subsidiaries or Parent or any of its Affiliates are authorized to file such documents and instruments as are necessary to evidence such release and (c) provide for delivery to the Company (or their designee) on or promptly following the Closing Date all possessory collateral (if any) in such lenders’ possession.

(xx)            “Permitted Liens” means any of the following: (i)  liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (xi) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (xii) liens pertaining to Indebtedness that has been disclosed to Parent and that, pursuant to the terms of such Indebtedness, is permitted to remain outstanding following Closing.

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(yy)            “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(zz)             “Personally Identifiable Information” means all data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, or which is otherwise classified as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ or similar term under applicable Data Protection Laws.

(aaa)          “Processed” or “Processing” means to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, and any actions that are otherwise defined as ‘processed’ or ‘processing’ under applicable Data Protection Laws.

(bbb)        “Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, representatives and advisors.

(ccc)          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ddd)        “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eee)          “Securities Act” means the Securities Act of 1933.

(fff)            “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

(ggg)        “Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

(hhh)        “Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company.

(iii)             “Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

(jjj)             “Series D Convertible Preferred Stock Certificate of Designation” means the Certificate of Designation for the Series D Convertible Preferred Stock, dated December 20, 2022.

(kkk)        “Software” means all computer software (in object code or source code format), associated databases, and related documentation and materials.

(lll)             “Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blogpost dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf, or a letter of, and limited to, similar substance from the Federal Trade Commission or DOJ.

(mmm)  “Specified Data Breach” means the unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or control of any member of the Company Group or that is

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processed on behalf of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information Processed by or in the possession, custody or control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Protection Law to provide notification regarding any of the foregoing to any Person or Governmental Authority.

(nnn)        “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.

(ooo)        “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (2) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (including the Unaffiliated Company Stockholders) (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ppp)        “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(qqq)        “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Capital Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement.

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(rrr)            “TSX” means the Toronto Stock Exchange and any successor stock exchange.

(sss)           “Unaffiliated Company Stockholders” means the Company Stockholders other than (i) Parent, Merger Sub and their Affiliates, (ii) any members of the Company Board who are employees of Parent or its Affiliates, (iii) any officer of the Company and (iv) any member of any of the foregoing’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act), or any “affiliate” or “associate” (as defined in Rule 12b-2 of the Exchange Act) of any of the foregoing.

(ttt)             “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law, regulation or ordinance.

(uuu)        “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

1.2               Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	6.10(f)
Advisor	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Equity Awards	3.18(j)3.7(b)
Company Incentive Programs	6.10(f)
Company Option Consideration	2.8(e)
Company PSA Consideration	2.8(b)
Company PSU Consideration	2.8(d)
Company RSA Consideration	2.8(a)
Company RSU Consideration	2.8(c)
Company SEC Reports	3.9
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Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(oo)
D&O Insurance	6.9(c)
DCP	6.10(g)
Debt Financing	6.5(a)
Debt Offer	6.5(c)
DGCL	Recitals
Discharge	6.5(c)
Dissenting Company Shares	2.7(c)(i)
DTC	2.9(d)
DTC Payment	2.9(d)
EDGAR	3.9
Effect	1.1(p)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plan	3.18(a)
Enforceability Limitations	3.2
ePrivacy Directive	1.1(bb)
ERISA Affiliate	3.18(a)
Exchange Fund	2.9(b)
GDPR	1.1(bb)
Go Shop Period	5.3(a)
Government Closure	6.2(a)
Indemnified Persons	6.9(a)
Intervening Event	5.3(d)(i)
IP Contracts	3.16(b)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(oo)
Material Relationships	1.1(ss)(ii)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.10(d)
No Shop Period Start Date	5.3(a)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.10(d)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(d)
Owned Company Share	2.7(a)(iii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent 401(k) Plan	6.10(f)
Parent Disclosure Letter	Article IV
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Party	Preamble
Patents	1.1(oo)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Proxy Statement	6.3(a)
Real Property	3.14(b)
SEC Reports	Article III
Redemption	6.5(c)
Requisite Stockholder Approval	3.4
Schedule 13E-3	6.3(b)
Service Proration	6.10(f)
Special Committee	Recitals
Sublease	3.14(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Voting Agreement	Recitals

1.3               Certain Interpretations.

(a)                When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)                When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c)                Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)                The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)                When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)                 The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

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(g)                When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)                Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)                 When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j)                 A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any federal, state, local or foreign legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k)                All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l)                 The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)              The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)                The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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(o)                No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)                The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q)                The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r)                 Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company at www.cscglobal.com or to the Company internal lease database prior to 12:00 p.m. Eastern time on January 15, 2024 or filed with or furnished to the SEC and available on EDGAR.

(s)                 References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

Article II
THE MERGER

2.1               The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2               The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

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2.3               The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on a date to be agreed upon by Parent and the Company that is no later than (a) the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4               Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5               Certificate of Incorporation and Bylaws.

(a)                Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)                Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of Merger Sub until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6               Directors and Officers.

(a)                Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)                Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.

2.7               Effect of Merger on Company Capital Stock.

(a)                Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(i)            each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid

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and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)            each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares, and other than Company RSAs and Company PSAs, which will be treated in accordance with Section 2.8) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $9.55, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(iii)            each share of Company Common Stock that is (A) held by the Company Group; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) shall remain issued and outstanding as a share of common stock of the Surviving Corporation; and

(iv)            each share of Series D Convertible Preferred Stock that is outstanding as of immediately prior to the Effective Time shall remain issued and outstanding as a share of Series D Convertible Preferred Stock of the Surviving Corporation, on the terms set forth in the Series D Convertible Preferred Stock Certificate of Designation.

(b)                Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

(c)                Statutory Rights of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time, the Dissenting Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon,

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upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii)            The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8               Equity Awards.

(a)                Company RSAs. At the Effective Time, by virtue of the Merger, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSA Consideration”).

(b)                Company PSAs. At the Effective Time, by virtue of the Merger, each Company PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSA (with any performance conditions deemed to be earned based on “target” performance), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company PSA Consideration”).

(c)                Company RSUs. At the Effective Time, by virtue of the Merger, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company RSU), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSU Consideration”).

(d)                Company PSUs. At the Effective Time, by virtue of the Merger, each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such Company PSU) (with any performance conditions deemed to be earned based on the greater of “target” or “actual” performance, as measured through the Effective Time and extrapolated over the full performance period; provided, that, if the Effective Time occurs on or prior to December 31, 2024, the performance conditions for the Company PSUs granted in 2024 shall be deemed to be

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earned based on “target” performance), multiplied by (B) the Per Share Price, subject to any applicable withholding Taxes payable in respect thereof (the “Company PSU Consideration”).

(e)                Company Options. At the Effective Time, by virtue of the Merger, each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any applicable withholding Taxes payable in respect thereof (the “Company Option Consideration”). Notwithstanding the foregoing, any Company Option that is not an In-the-Money Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(e) without payment or consideration.

(f)                 Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay (and Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to so pay) or, at the Company’s election and with Parent’s consent, a payroll agent identified by the Company shall pay), no later than the first payroll date following the Closing Date, the aggregate Company Option Consideration, Company RSA Consideration, Company PSA Consideration, Company RSU Consideration, and Company PSU Consideration, as applicable, payable with respect to each of the Company Options, Company RSAs, Company PSAs, Company RSUs and Company PSUs, respectively, through the Company Group’s payroll (or, at the Company’s election and with Parent’s consent, through a payroll agent identified by the Company) to the applicable holders of such Company Options, Company RSAs, Company PSAs, Company RSUs, and Company PSUs. The Company will only be permitted, with Parent’s consent, to identify a third-party payroll agent pursuant to the foregoing to the extent such payroll agent is capable of, and agrees to, handle all applicable tax withholding related to the payments to be made pursuant to the immediately preceding sentence. Notwithstanding the foregoing, if any payment owed to such holders cannot be made through the Company Group’s payroll system or a payroll provider or agent, then the Company Group (or, if elected by the Company and with Parent’s consent, a paying agent that is capable of processing all related) will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date) or, if paid by a paying agent, through the process identified by such paying agent and paid no later than March 15th of the calendar year following the calendar year in which the Effective Time occurs).

(g)                Further Actions. Prior to the Effective Time, the Company will pass resolutions approving and take other actions as may be reasonably necessary or required to effect the cancellation of Company Options, Company PSUs, Company RSUs, Company RSAs and Company PSAs upon the Effective Time, and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time, no participant in the Company Equity Plans or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

2.9               Exchange of Certificates.

(a)                Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and

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(ii) Parent and one or more of its Subsidiaries will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)                Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for the prompt payment of the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation or one of its Subsidiaries to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable, as directed by Parent, to Parent, the Surviving Corporation, or otherwise as Parent directs.

(c)                Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”); or (ii) uncertificated shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Uncertificated Shares”): (A) in the case of holders of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Capital Stock represented by such Certificate; by (2) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock represented by such holder’s transferred Uncertificated Shares; by (y) the Per Share Price, and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price,

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payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)                DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)                Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Capital Stock, if a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Capital Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or as directed by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f)                 No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Capital Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (or as directed by the Surviving Corporation) upon demand, and any holders of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Capital Stock, for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Capital Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of

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any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10           No Further Ownership Rights in Company Capital Stock. Except as otherwise provided in Section 2.7, from and after the Effective Time, (a) all shares of Company Capital Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11           Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12           Required Withholding. Each of the Payment Agent, Parent, the Company, the Surviving Corporation and any other withholding agent will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13           No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14           Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 4, 2021 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking

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Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “SEC Reports”) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

3.1               Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.

3.2               Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the filing of the Certificate of Merger and the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”).

3.3               Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)                Special Committee Approval. The Special Committee has (i) determined that it is in the best interests of the Company and the Unaffiliated Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.

(b)                Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders (including the Unaffiliated Company Stockholders), and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder,

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and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, in accordance with the DGCL upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c)                Fairness Opinion. The Special Committee and the Company Board have received the written opinion of Jefferies LLC (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received by the Unaffiliated Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion to Parent solely for informational purposes.

(d)                Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.10 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger, the Voting Agreement or the other transactions contemplated by this Agreement or the Voting Agreement.

3.4               Requisite Stockholder Approval. Except for the affirmative vote of the holders of (a) a majority of the voting power of the outstanding Company Capital Stock entitled to vote thereon, voting together as a single class to adopt and approve this Agreement and the Merger and (b) a majority of the outstanding Company Common Stock held by the Unaffiliated Company Stockholders to adopt and approve this Agreement and the Merger (the vote described in this clause (b), the “Unaffiliated Stockholder Approval” and, together with the vote described in clause (a), the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Charter or the Bylaws to adopt and approve this Agreement and consummate the Merger or the other transactions contemplated by this Agreement, including the Voting Agreement.

3.5               Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6               Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states

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in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of Nasdaq, (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

3.7               Company Capitalization.

(a)                Capital Stock. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on January 12, 2024 (such time and date, the “Capitalization Date”), (A) 51,602,340 shares of Company Common Stock were issued and outstanding; (B) no shares of Series A Convertible Preferred Stock were issued and outstanding; (C) no shares of Series B Convertible Preferred Stock were issued and outstanding; (D) no shares of Series C Convertible Preferred Stock were issued and outstanding; (E) 100 shares of Series D Convertible Preferred Stock were issued and outstanding; and (F) 2,251,737 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.

(b)                As of the Capitalization Date, after giving effect to the grants to be made effective as of January 16, 2024, the Company has 2,190,099 shares of Company Common Stock remaining available for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, after giving effect to the grants to be made effective as of January 16, 2024, there were outstanding the following (the “Company Equity Awards”): (i) Company Options to acquire 925,000 shares of Company Common Stock, of which (A) 925,000 shares of Company Common Stock are In-the-Money Company Options and (B) 0 shares of Company Common Stock are not In-the-Money Company Options, with a weighted average exercise price of $7.12, (ii) Company RSAs with respect to 3,380,569 shares of Company Common Stock (including Company RSAs vesting on January 15, 2024, for which shares of Company Common Stock have not yet been delivered), (iii) Company PSAs with respect to 150,000 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at maximum levels), (iv) Company RSUs representing the right to receive up to 17,523 shares of Company Common Stock (inclusive of the number of dividend equivalent units accrued thereon), (v) Company PSUs granted prior to 2024 representing the right to receive up to 1,598,023 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at maximum levels, and inclusive of the number of dividend equivalent units accrued thereon) and (vi) Company PSUs granted in 2024 representing the right to receive up to 243,900 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at target levels). The Company has made available to Parent (or will make available to Parent within thirty (30) Business Days following the date of this Agreement), a true, correct and complete list, as of January 16, 2024, and with respect to each outstanding Company Equity Award, of the name of the holder of such Company Equity Award, the grant date of such Company Equity Award, and, to the extent applicable, the per share exercise price of such Company Equity Award.

(c)                Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii)  no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any

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subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d)                Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8               Subsidiaries.

(a)                Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b)                Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c)                Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or

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(iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)                Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9               Company SEC Reports. Since January 4, 2021, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10           Company Financial Statements; Internal Controls; Indebtedness.

(a)                Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)                Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 1, 2023, and such assessment concluded that such system was effective. Since January 4, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

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(c)                Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.11           No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) of the Company Group prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after January 1, 2023; (d) liabilities incurred in connection with the transactions contemplated by this Agreement and the process leading thereto; or (e) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.12           Absence of Certain Changes.

(a)                Absence of Company Material Adverse Effect. Since January 1, 2023 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b)                Forbearance. Since January 1, 2023 through the date hereof, the Company has not taken any action that would be prohibited by Sections 5.2(a), 5.2(b), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(n), 5.2(o), 5.2(r), 5.2(x), or 5.2(y) (to the extent related to the foregoing subsections) if taken or proposed to be taken after the date hereof.

3.13           Material Contracts.

(a)                List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans, and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b)                Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except in each case as would not have a Company Material Adverse

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Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(c)                Contracts Restricting Business of the Company Group. Other than the Franchise Agreements and the Leases, to the Knowledge of the Company, none of the Company or its Subsidiaries is party to a Contract containing any covenant or other provision (i) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (ii) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (iii) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole.

(d)                Notices from Material Relationships. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship (i) intends to terminate, not renew or otherwise materially and adversely modify any Material Contract with such Material Relationship or (ii) has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company Group by such Material Relationship.

3.14           Real Property.

(a)                Owned Real Property. Section 3.14(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. Except as would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to all of its Owned Real Property and tangible assets, free and clear of all liens, except for Permitted Liens; (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iii) there is no pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property; and (iv) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. For purposes hereof, “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

(b)                Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease,” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent true, correct and complete (in all material respects) copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not be material to the business of the Company Group, taken as a whole, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any

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Lease. The Real Property constitutes all of the material real property used in connection with the business of the Company.

(c)                Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; and (ii) the other party to such Sublease is not an Affiliate of the Company Group. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.

3.15           Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes possession and maintenance of all Permits required under applicable Environmental Laws; or (f) owns or operates, or has owned or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.

3.16           Intellectual Property.

(a)                Use of Intellectual Property. The Company Group does not own any material Intellectual Property. All material Intellectual Property that is used in or necessary for the operation of the business of the Company Group is licensed to the Company Group under the IP Contracts. The Company Group has a valid and enforceable license to use all material Intellectual Property that is used in or necessary for the operation of the business of the Company Group, except as would not be material to the business of the Company Group, taken as a whole.

(b)                IP Contracts. Section 3.16(b) of the Company Disclosure Letter sets forth a correct and complete list of all IP Contracts. For purposes of this Agreement, “IP Contracts” means all Contracts to which the Company Group is a party (i) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Company Material Adverse Effect; and (ii)  pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company Group, taken as a whole, including, without limitation, the Franchise Agreements, other than any (x) non-disclosure agreements entered into in the ordinary course of business; (y) non-exclusive licenses of commercially available software and technology; and (z) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware.

(c)                No Notice of Infringement. Since January 4, 2021, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the

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operation of the business of the Company Group or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(d)                Business Systems. The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the needs of the Company Group’s business as it is currently conducted, except as would not have a Company Material Adverse Effect. The Company Group has implemented and maintains commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans, procedures, or facilities would not have a Company Material Adverse Effect. To the Knowledge of the Company, in the last 12 months, with respect to any of the Business Systems, there has not, as of the date hereof, been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole.

(e)                Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and since January 4, 2021 has been, in material compliance with all Data Security Requirements, except for noncompliance that would have a Company Material Adverse Effect; and (ii) since January 4, 2021, has taken commercially reasonable steps consistent with standard industry practice by companies of similar size and maturity, and in compliance in all material respects with the Data Security Requirements to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the Processing of Personally Identifiable Information, in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information Processed by the Company or such Subsidiary or on their behalf from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (ii) since January 4, 2021, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, relating to any Specified Data Breach. The Company and each of its Subsidiaries have not since January 4, 2021, (1) experienced any Specified Data Breaches; or (2) been involved in any Legal Proceedings related to or alleging any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, each except as would not be material to the business of the Company Group, taken as a whole.

3.17           Tax Matters.

(a)                Tax Returns. Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable;

(b)                Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of

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any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;

(c)                Taxes Paid. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld;

(d)                No Audits. (i) No audits or other examinations with respect to material Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material tax in that jurisdiction;

(e)                No Material Liens. There are no material pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever for Taxes on the property or assets of any member of the Company Group, except for Permitted Liens;

(f)                 Spin-offs. In the past three years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(g)                No Listed Transaction. None of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2);

(h)                Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise;

(i)                 No Rulings or Agreements. No private letter rulings, technical advance memoranda, closing agreement or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to a material amount of Taxes of any member of the Company Group that are binding on any such member in respect of any taxable year for which the statute of limitations has not yet expired; and

(j)                 Foreign Taxation. Neither the Company nor any of its Subsidiaries has, in the past three years, engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

3.18           Employee Plans.

(a)                Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, natural person consultant or

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other service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) (x) sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise with respect to which the Company Group has any liability, contingent or otherwise. Except where otherwise indicated on Section 3.18(a) of the Company Disclosure Letter, with respect to each material Employee Plan, the Company has made available to Parent true, correct and complete copies of the plan document or summary plan description (or, in the case of any unwritten plan, a written description thereof).

(b)                Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six years, maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). Except as would not result in material liability to the Company Group, no member of the Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)                Compliance. Except as would not be material to the business of the Company Group, taken as a whole: (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued; (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status; and (iv) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d)                Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)                No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of any penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

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(f)                 No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law for which the covered Person pays the full cost of coverage. Within thirty (30) Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, a copy of each Form 1095-B and Form 1095-C, as applicable, for the last three (3) years. Except as would not be material to the business of the Company Group, taken as a whole, since January 4, 2021, the Company has timely filed each Form 1095-B and Form 1095-C, as applicable.

(g)                No Additional Rights. Except as expressly provided for by the terms of this Agreement, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) trigger any other obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of Parent to merge, amend or terminate any material Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h)                Section 280G. No payment or benefit payable to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) in connection with the consummation of the Merger (either alone or in connection with any other event) would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i)                 Section 409A. Except as would not have a Company Material Adverse Effect, each Employee Plan has been maintained, in form and operation, in all respects in compliance with Section 409A of the Code. The Company Group has no obligation to gross-up or indemnify any individual with respect to any such Tax.

3.19           Labor Matters.

(a)                Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council or other labor organization (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no material strike, lockout, organized slowdown, organized work stoppage, or other material labor dispute involving a union against the Company Group pending, or to the Knowledge of the Company, threatened against the Company Group, and no such labor disputes have occurred within the past three years.

(b)                Wage and Hour and Legal Compliance. Except as would not be material to the business of the Company Group, taken as a whole, the Company Group is in compliance, and has complied, with applicable laws and orders with respect to labor and employment (including, but not limited to, applicable laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, worker classification, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs

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(including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, discrimination or retaliation in employment, employee health and safety, and collective bargaining).

(c)                Sexual Harassment. Since January 1, 2021, there have been no collective Legal Proceedings pending or (to the Knowledge of the Company) threatened related to any allegations of sexual or racial harassment, discrimination, or retaliation by any employee of the Company Group. Since January 1, 2021, there have been no investigations by or reports made to the Company’s audit committee related to any allegations of sexual or racial harassment, discrimination, or retaliation by any employee of the Company Group. To the Knowledge of the Company, there are no allegations of, and no investigations by third parties pending or threatened relating to allegations of, sexual or racial harassment, discrimination, or retaliation by any corporate-level employee of the Company. To the Knowledge of the Company, there are no allegations of, and no investigations by third parties pending or threatened relating to allegations of, sexual or racial harassment, discrimination, retaliation or other types of misconduct by any employee of the Company Group that is a non-corporate level employee of the Company that would be material to the business of the Company Group, taken as a whole.

(d)                WARN Act. Within the past three (3) years, the Company Group has not implemented any plant closing or layoff of employees that implicated the WARN Act or any similar Law.

3.20           Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.21           Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; or (e) compliance with labor law matters, which is exclusively addressed by Section 3.19.

3.22           Legal Proceedings; Orders.

(a)                No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such that are material to the business of the Company Group, taken as a whole.

(b)                No Orders. As of the date hereof, none of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

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3.23           Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

3.24           Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25           Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group, the Company Board or any committee thereof, including the Special Committee, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other non-hours based fee or commission in connection with the Merger. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

3.26           Foreign Matters. None of the Company or any of its Subsidiaries has, or had in the past five years, any operations, assets, properties, employees, businesses or activities outside of the United States.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby, jointly and severally, represent and warrant to the Company as follows:

4.1               Organization; Good Standing.

(a)                Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)                Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)                Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.

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4.2               Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized, adopted and approved by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

4.3               Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4               Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of NYSE or TSX; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5               Legal Proceedings; Orders.

(a)                No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

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(b)                No Orders. No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6               Ownership of Company Capital Stock. Other than the Series D Convertible Preferred Stock beneficially owned by Parent or its Affiliates, none of the Buyer Parties or any of their respective directors, executive officers, general partners or, to the knowledge of Parent, any of its controlled Affiliates or any employees of the Buyer Parties or any of their controlled Affiliates owns any shares of Company Capital Stock (or any rights to acquire, directly or indirectly, such shares).

4.7               Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.

4.8               Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Burger King Company LLC owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9               No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10           Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreement and any arrangement between Parent or its Affiliates, on the one hand, and the Company Group, on the other hand, in the ordinary course of their ongoing business arrangements, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (other than Parent and its Affiliates) (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Capital Stock; (ii) such holder of Company Capital Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Merger.

4.11           Sufficient Funds(a). Parent will at the Effective Time have access to the funds necessary for the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger.

4.12           Exclusivity of Representations and Warranties.

(a)                No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

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(i)             neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)            no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)           the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)                No Reliance. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)             any representation or warranty, express or implied;

(ii)            any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)            the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1               Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group in an aggregate amount not to exceed $17,000 per restaurant on an annual basis); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as requested or approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use reasonable best efforts to (i) maintain its existence in good standing (to the extent applicable) pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business

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and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations (other than Parent and its Affiliates).

5.2               Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law or the express terms of the Franchise Agreements (excluding any incurrence of capital expenditures, other than capital expenditures for necessary maintenance costs with respect to any restaurants operated by the Company Group in an aggregate amount not to exceed $17,000 per restaurant on an annual basis), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)                amend the Charter, the Bylaws, or any other similar organizational document;

(b)                propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)                issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding on or prior to the date hereof, in accordance with their terms as in effect on the date hereof; or (B) in connection with agreements in effect on the date hereof and made available to Parent (or the form of such agreement has been made available to Parent and any such agreement is substantially identical to such form), including the maximum amount of Company Securities to be issued thereunder;

(d)                directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities in connection with the exercise or settlement or other disposition or issuance of Company Equity Awards outstanding on or prior to the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e)                (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company, or one of the Company’s other wholly-owned Subsidiaries or (ii) cash dividends that are consistent with past practice, at a rate not to exceed the amount set forth in Section 5.2(e)(ii) of the Company Disclosure Letter and with record and payment dates consistent with past practice of the Company during the prior 12 months; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

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(f)                 (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) intercompany loans or advances between or among the Company and its direct or indirect wholly-owned Subsidiaries; and (4) borrowings under the Credit Agreement in the ordinary course of business in an outstanding principal amount not in excess of $10,000,000 in the aggregate; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly-owned Subsidiaries of the Company;

(g)                mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h)                make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or capital contributions to, or other extensions of credit or investments in, the Company or any direct or indirect wholly-owned Subsidiaries of the Company;

(i)                 acquire, lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible, in each case in excess of $150,000 individually, and other than (1) the sale of products or services of the Company Group in the ordinary course of business; (2) the acquisition, lease or license of products or services by the Company Group in the ordinary course of business; and (3) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(p);

(j)                 encumber or dispose of any Owned Real Property or acquire a fee interest in any real property;

(k)                close any restaurants operated by the Company Group as of the date hereof, other than the restaurants set forth in Section 5.2(k) of the Company Disclosure Letter;

(l)                 (A) enter into, adopt, or amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan in any manner (other than in connection with at-will offer letters entered into in the ordinary course of business with new hires permitted pursuant to clause (D) of this paragraph, provided that the terms thereof shall not include the granting of any equity or equity-based awards); (B) increase or decrease the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group with an annual base salary of $150,000 or more, provided that any compensation increase to an individual with an annual base salary below $150,000 shall be made in connection with the Company’s annual performance review and shall not exceed fifteen percent (15%) for any individual or four percent (4%) in the aggregate, in each case, with respect to the annual base salary levels in effect for calendar year 2023; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $150,000 or more;

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(m)              settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceeding or other claim that is (A) reflected or reserved against in the consolidated financial statements of the Company Group with a reserve of at least $100,000 as of the end of the most recently completed fiscal quarter of the Company Group included in the Company SEC Reports filed prior to the date hereof and; (B) for solely monetary payments of, net of insurance recovery, no more than $100,000 individually and $500,000 in the aggregate; or (C) settled in compliance with Section 6.15;

(n)                except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(o)                (A) make (other than in the ordinary course of business) or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than pursuant to extensions of time to file any Tax Return); (D) file an amended Tax Return that could materially increase the Taxes payable by any member of the Company Group; or (E) request any rulings from, or enter into a closing agreement with, any Governmental Authority regarding any material Tax;

(p)                incur or commit to incur any capital expenditure(s);

(q)                (A) modify, amend or terminate any Material Contract, (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, (C) enter into, modify, amend or extend any contract with any key technology vendor, (D) enter into, modify, amend or extend any Lease or any other Contract providing for the purchase of real property, (E) enter into any Contract containing any covenant or other provision (i) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (ii) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (iii) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole, or (F) enter into any sale leaseback Contract or arrangement relating to any real property;

(r)                 maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(s)                 engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(t)                 effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(u)                acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any joint venture, limited liability company or legal partnership or similar arrangement (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);

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(v)                (A) enter into any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union or other labor organization or works council, except to the extent required by applicable law; provided that the Company or its applicable Subsidiaries must first, to the extent not prohibited by law, provide Parent and its counsel reasonable advance notice thereof and a reasonable opportunity to review and comment thereon, and the Company or such Subsidiaries will give due consideration to all reasonable additions, deletions, changes or other recommendations suggested thereto by Parent or its counsel; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group, except as required by applicable law;

(w)              waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(x)                adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(3); or

(y)                enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3               Go Shop; No Solicitation.

(a)                Go Shop; No Solicitation or Negotiation. Notwithstanding anything to the contrary set forth in this Agreement but subject to Section 5.3(d), during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on the date that is 30 days following the date hereof (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company Group or afford to any such Person (and such Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives and financing sources) with respect to an Acquisition Proposal. Subject to the terms of Section 5.3(b), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, will cause its directors, officers and employees not to, and will instruct its other Representatives not to, and will not knowingly permit its other Representatives to, directly or indirectly, (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (2) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent

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or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (3) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (4) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). The Company will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (A) promptly request the return or destruction of all non-public information concerning the Company Group furnished to any Person that has executed a confidentiality agreement since January 16, 2023 in connection with any Acquisition Proposal; (B) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Person or its Representatives; and (C) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Notwithstanding anything herein to the contrary, the Company will not be required to enforce, and will be permitted to grant a waiver, amendment or release under any provision of any standstill or confidentiality agreement solely to the extent that (x) such waiver, amendment or release would allow a confidential proposal (or amendment to a confidential proposal) being made to Company or the Special Committee or would otherwise allow a Person to engage with the Company and its Representatives in discussions regarding a confidential proposal, Acquisition Proposal or other proposal that would be reasonably likely to lead to an Acquisition Proposal or (y) the Special Committee has determined that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law.

(b)                Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, from the date hereof until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Special Committee may, directly or indirectly through one or more of their Representatives (including the Advisor), contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date hereof, in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(a); provided, however, that prior thereto, the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and (ii) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent; and provided further, however, that if any such Person or its Representatives is a competitor of the Company Group, the Company Group shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(b) other than in accordance with

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“clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.

(c)                No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof including the Special Committee):

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation, within ten Business Days after Parent so requests in writing or in connection with the public disclosure by the Company of an Acquisition Proposal (other than of the type referred to in the following clause (D)) by any Person other than Parent and Merger Sub; provided, however, that the Company shall not be required to make such reaffirmation more than once in respect of such public disclosure of an Acquisition Proposal except in connection with any material amendment of such Acquisition Proposal (and no more than once in connection with each such amendment); (D) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board (or a committee thereof including the Special Committee) may refrain from taking a position with respect to an Acquisition Proposal that is a tender or exchange offer until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or

(ii)            cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d)                Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)            other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, may effect a Company Board Recommendation Change in response to any material event, occurrence or development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (A) was not actually known to, or reasonably expected by, the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial

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advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1)                the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2)                prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Special Committee no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii)            if the Company has received a bona fide Acquisition Proposal after the date hereof that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1)                the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2)                the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)                (i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will include the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(2) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and

(4)                in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h),

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including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e)                Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours following the receipt thereof) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the material terms of any inquiry, offer or proposal (including any amendments thereto) and any material changes and developments in the status of any discussions or negotiations.

(f)                 Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(g)                Breach by Representatives. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

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Article VI
ADDITIONAL COVENANTS

6.1               Required Action and Forbearance; Efforts.

(a)                Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i)             subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;

(ii)            obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iii)            executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b)                No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)                No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2               Filings.

(a)                Filing Under the HSR Act. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date hereof; provided that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a

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“Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect; and (ii) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to the limitations set forth in Section 6.2(b), take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request.

(b)                Impediments. Notwithstanding anything to the contrary contained in this Agreement, neither any Buyer Party nor any of their respective Affiliates shall be required to or agree to, and without the prior written consent of Parent, the Company and its Subsidiaries shall not, (i) offer, negotiate, commit to or effect the sale, divestiture, license or other disposition, by consent decree, hold separate or otherwise, of any of the assets, properties or businesses of the Buyer Parties (or their Affiliates) or any assets, properties or businesses of the Company Group, (ii) terminate, modify, or assign any existing relationships, joint ventures, Contracts, or obligations of any of the Buyer Parties or any of their respective Affiliates or of the Company Group, (iii) modify any course of conduct regarding future operations of any of the Buyer Parties or any of their respective Affiliates, or of the Company Group, (iv) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Authority with respect to any transaction or (v) offer, negotiate or commit to any other restrictions on the activities of any of the Buyer Parties or any of their respective Affiliates or of the Company Group, including the freedom of action of any of the Buyer Parties or any of their respective Affiliates or of the Company Group with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement. Subject to and without limiting this Section 6.2(b), the Company shall, and shall cause its Affiliates and Representatives to, reasonably cooperate, with Parent and its Affiliates on any sale, divestiture, license, hold separate, or other action undertaken or proposed to be undertaken by the Buyer Parties which the Buyer Parties reasonably conclude, in good faith, may be necessary to consummate and make effective the Merger; provided, however, that neither Parent, nor Merger Sub, the Company nor their respective Subsidiaries shall have an obligation to offer, negotiate, commit to or effect any of the foregoing actions, if such action is not conditioned on the closing of the Merger.

(c)                Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted

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therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding anything herein to the contrary, Parent shall have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by the Company) direct the process, strategy and determinations with respect to any Antitrust Law in connection with the Merger, including in dealing with any Governmental Authority with respect thereto. Neither Parent nor the Company will (and each of the Company and Parent will cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law or enter into or extend a timing agreement with any Governmental Authority, without the prior written consent of the other party.

(d)                Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, Parent and Merger Sub will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any brand or business set forth in Section 6.2(d) of the Company Disclosure Letter.

6.3               Proxy Statement, Schedule 13E-3 and Other Required SEC Filings.

(a)                Proxy Statement. Promptly (but in no event later than 45 days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company must include the Company Board Recommendation in the Proxy Statement; provided, that if the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.3(d), then in submitting this Agreement to the Company Stockholders, the Company Board may submit this Agreement to the Company Stockholders without the Company Board Recommendation, in which event the Company Board or the Special Committee may communicate the basis for its lack of recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.

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(b)                Schedule 13E-3. Promptly (but in no event later than 45 days) following the date hereof, the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company Stockholders (the “Schedule 13E-3”). The Company, Parent and Merger Sub shall jointly assist and cooperate in the preparation of the Schedule 13E-3 and the resolution of any comments thereto received from the SEC. The Company and the Buyer Parties will use their respective best efforts to cause the Schedule 13E-3, as to themselves and their Affiliates, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC, Nasdaq, NYSE and TSX. The information supplied by the Company, the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 will not, at the time that the Schedule 13E-3 is filed with the SEC, the date of mailing to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3 and no covenant is made by the Buyer Parties with respect to any information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Schedule 13E-3.

(c)                Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates in writing expressly for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)                Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC, NYSE and TSX. Neither the Buyer Parties nor any of their respective Affiliates may file the Schedule 13E-3 or any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or

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changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company in writing expressly for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)                Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(f)                 Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(g)                Notices. The Company, on the one hand, and Parent, on the other hand, will promptly advise the other, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) a request by the SEC or its staff for additional information in connection therewith.

(h)                Dissemination of Proxy Statement and Schedule 13E-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and the Schedule 13E-3.

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6.4               Company Stockholder Meeting.

(a)                Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Within five Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders. Subject to Section 5.3(d) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)                Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent) (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, whether or not a quorum is present; (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Company Board Recommendation Change.

6.5               Cooperation With Debt Financing.

(a)                Cooperation with Debt Financing. Prior to the Effective Time, and in all cases subject to the limitations set forth herein, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Parent to assist Parent in the arrangement and consummation of any debt financing obtained in connection with the transactions contemplated by this Agreement (the “Debt Financing”). Such cooperation shall include (i) preparing and furnishing all financial and other pertinent information that is available regarding the Company and its Subsidiaries that is reasonably requested by Parent and that is required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of

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financing statements, including relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group; (ii) if reasonably requested by Parent, upon reasonable prior notice and at times and locations to be mutually agreed, participating in a reasonable number of meetings, presentations and due diligence sessions and sessions with rating agencies, (iii) reasonably facilitating the pledging of collateral, provided that no such documents or agreements shall be effective prior to the Effective Time, (iv) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and (iv) promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent and any lenders involved in such Debt Financing with all documentation and other information about the Company Group as is reasonably requested in writing by Parent as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date.

(b)                Obligation of the Company. Nothing in this Section 6.5 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date (other than customary authorization letters in connection with the Debt Financing); (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by the Company; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; (v) provide any authorization letters, presentations, memoranda or other materials or documents used in the connection with the Debt Financing with respect to which any of the Company Group or their respective Representatives provided cooperation pursuant to their obligation under this Section 6.5 or any of such documents or materials containing information based on financial information or data derived from the Company Group’s historical books and records, in all cases, (x) which does not include language that exculpates the Company Group and their respective Representatives and Affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein, and (y) which the Company and its Representatives have not been given reasonable opportunity to review and comment on; (vi) prepare separate financial statements for any of the Company Group to the extent not customarily prepared by the Company Group and to the extent such preparation would be unduly burdensome or change any fiscal period; (vii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing; (viii) provide any legal opinion prior to the Closing; or (ix) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters (including with

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respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Parent or its Affiliate, the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.5 will require (1) any officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(c)                Company Notes. Prior to the Effective Date, if requested in writing by the Buyer Parties, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, reasonably cooperate with the Buyer Parties to, and take such actions as are necessary to, allow or effect, as the case may be, (a) (i) consent solicitations (the “Consent Solicitations”) and/or (ii) offers to purchase, tender offers or exchange offers in connection with the Company Notes (each a “Debt Offer”), (b) the satisfaction and discharge on the Closing Date of all the outstanding aggregate principal amount of Company Notes (the “Discharge”) or (c) the conditional redemption of all of the outstanding aggregate principal amount of the Company Notes pursuant to the applicable provisions of the Company Indenture at the Closing Date (the “Redemption”). The (i) Buyer Parties shall be responsible for preparation of the necessary documents in connection with the Consent Solicitations with (the “Consent Solicitation Documents”), (ii) the Buyer Parties shall consult the Company and afford the Company a reasonable opportunity to review and comment on the Consent Solicitation Documents and will give reasonable and good faith consideration to the comments, if any, raised by the Company and (iii) the Buyer Parties shall be (or shall cause one or more of its Subsidiaries to be) responsible for the payment of all fees and expenses in connection with such Consent Solicitation. For the avoidance of doubt, the Buyer Parties shall be permitted to identify and engage (or, to the extent reasonably requested by the Buyer Parties, request that the Company or its applicable Subsidiary engage) any solicitation agents and other agents and advisors in connection with the Consent Solicitation. The Consent Solicitations shall be conducted in compliance with the Company Indenture and the applicable global security governing the Company Notes and with applicable laws, including, for the avoidance of doubt, applicable SEC rules and regulations. The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, in each case, at the Buyer Parties’ sole expense, provide all cooperation reasonably requested by the Buyer Parties in connection with any Consent Solicitation, including, without limitation, by (to the extent requested by the Buyer Parties) executing and delivering the Consent Solicitation Documents, entering into any solicitation agency and similar agreements related to such Consent Solicitation and participating in the preparation of the Consent Solicitation Documents. Promptly following the expiration of a Consent Solicitation and subject to the receipt of any requisite consents, (i) the Company shall execute one or more supplemental indentures to the Company Indenture governing the Company Notes subject to the applicable Consent Solicitation, in accordance with the terms of the Company Indenture and providing for the amendments contemplated in the Consent Solicitation Documents and (ii) shall use reasonable best efforts to cause the trustee under the Company Indenture to enter into such supplemental indentures; provided, however, that notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until the Effective Time. Any Debt Offer, Redemption and/or Discharge, and all notices or instructions with respect thereto must be conditioned on the occurrence of the Closing or shall occur on or after the Closing Date. Parent shall ensure that, at or prior to the Closing, the Buyer Parties shall have funds necessary in connection with any such Consent Solicitation, Debt Offer, Redemption and/or Discharge. The Parties hereby agree that none of Parent, the Company, any Subsidiary of the Company or any of the foregoing Person’s respective Representatives shall be required to pay or deposit any amounts required in connection with a Consent Solicitation, Debt Offer, Redemption or the Discharge,

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except to the extent such amounts have been previously provided by the Buyer Parties to such Person expressly for such purpose. If requested by the Buyer Parties, the Company shall use its reasonable best efforts to cause its counsel to provide all customary legal opinions customary or required in connection with the transactions contemplated by this Section 6.5(c) to the extent such legal opinion is customary or required to be delivered prior to the Closing Date and shall deliver all such officer’s certificates customary or required in connection with such transactions.

(d)                Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources of the Buyer Parties or prospective financing sources of the Buyer Parties and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)                Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company (or cause the Company to be reimbursed) for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees of one outside counsel) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.5; provided that, such reimbursement shall not include costs and expenses incurred in connection with the preparation of any historical financial statements or data that would be prepared by the Company, its Subsidiaries, or any of their respective Representatives notwithstanding this Section 6.5.

(f)                 Indemnification. The Company Group and its Representatives will be indemnified and held harmless by the Buyer Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees of one outside counsel), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.5 or the provision of information utilized in connection therewith; except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts paid in settlement arise from (i) the gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives, or (ii) any historical information pertaining to the Company and its Subsidiaries provided by the Company or its Subsidiaries in writing to the Parent.

(g)                No Financing Condition. The Buyer Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful and Material breach that has not been cured by the Company within a reasonable period of time after Parent has provided written notice to the Company of the specific breach, the Company’s breach of this Section 6.5 will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e). If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6               Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such statute or regulation on the Merger.

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6.7               Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, in each case, solely for purposes of consummating the Merger (including for integration planning), except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7, other than any information that has been made, is or becomes available to Parent or any of its Representatives by or from the Company or any of its Representatives in the ordinary course of their ongoing business arrangements consistent with past practice, including in connection with Parent’s preparation of its consolidated financial statements or its public reporting obligations, or that Parent receives or has a right to receive in connection with any franchise, development or other commercial agreement by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.8               Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or officer subject to the reporting requirements of Section 16(a) of the Exchange Act of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9               Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)                Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar

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organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liabilities and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

(b)                Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding promptly (and in any event within ten (10) days) after receipt by Parent or the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable law, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding.

(c)                D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage

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for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d)                Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e)                No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f)                 Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g)                Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10           Employee Matters.

(a)                Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

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(b)                Existing Arrangements. Subject to Section 6.10, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.

(c)                Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with an annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in each case, that, in the aggregate for such Continuing Employee are no less favorable than the annual base salary or hourly wage rate (as applicable) and annual (or quarterly, if applicable) cash incentive compensation opportunities, in the aggregate of such Continuing Employee provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time until December 31, 2024 (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with all other employee compensation and benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, or change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same foregoing exclusions). From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date hereof that have been made available to Parent prior to the date hereof. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(d)                New Plans. To the extent that a benefit plan of Parent is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the

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Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date hereof).

(e)                No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

(f)                 Non-Qualified Deferred Compensation Plan. The Surviving Corporation shall pay (and Parent shall cause the Surviving Corporation to pay) all amounts that become payable under the Company’s Amended and Restated Deferred Compensation Plan (the “DCP”) in connection with the Closing, in accordance with the terms of the DCP and in accordance with Section 409A of the Code and the regulations thereunder.

(g)                401(k) Plan Termination. To the extent requested by Parent in writing no later than ten (10) Business Days prior to the Effective Time, The Company Board (or the appropriate committee thereof) shall take actions necessary to terminate the Company 401(k) Plan (the “401(k) Plan”), with such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent provides such written notice to the Company, then no later than two (2) days prior to the Closing Date, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Company Board (effective as of the day immediately preceding the Closing Date), the form and substance of which shall be subject to reasonable review and comment by Parent. Parent shall, effective as of the Closing Date, offer participation in Parent’s tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan. If elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.

(h)                Delivery of Materials Related to Employee Plans. Within 30 Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, with respect to each material Employee Plan, to the extent applicable, (A) true, correct and complete copies of the plan document (or, if unwritten, a written description of the material terms thereof), or summary plan description; (B) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (C) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (D) summary plan descriptions; and (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years. Within thirty (30) Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, a copy of each Form 1095-B and Form 1095-C, as applicable, for the last three (3) years.

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6.11           Delivery of Subsidiary Organizational Documents. Within 30 Business Days following the date of this Agreement, the Company shall provide or otherwise make available to Parent, true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended as of the date hereof.

6.12           Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.

6.13           Notification of Certain Matters.

(a)                Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b)                Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

(c)                Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

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6.14           Public Statements and Disclosure. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority; provided that the restrictions in this Section 6.13 shall not apply to (i) any Company communication regarding an Alternative Acquisition Agreement, Superior Proposal or Intervening Event or from and after a Recommendation Change, in each case, to the extent permitted by Section 5.3 or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.

6.15           Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other material decisions and filings with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16           Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17           Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18           Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL. Parent shall consent to, in its capacity as holder of Company Preferred Stock, the adoption of this Agreement or actions required to be taken in connection therewith, in its capacity as the purchaser under the Agreement (and not, for the avoidance of doubt, under any Alternative Acquisition Agreement), or with respect to any Contracts by and between Parent and its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Parent shall vote or cause to be voted any shares of Company Capital Stock beneficially owned by it or any of its Subsidiaries or which it or any of its Subsidiaries has the power to cause to be voted, in favor of the adoption of this Agreement at the Company Stockholder Meeting or any other meeting of stockholders of the Company at which this Agreement

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shall be submitted for adoption, including all adjournments, recesses or postponements thereof; provided that, such agreement to vote in favor of the adoption of this Agreement shall terminate, and Parent and its Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board effects a Company Board Recommendation Change.

6.19              Company Credit Agreement. The Company shall use commercially reasonable efforts to (a)  to deliver a draft of the Payoff Letter prior to the Closing Date, (b) to deliver or facilitate the delivery of the executed Payoff Letter at least two (2) Business Day prior to Closing Date and (c) cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement.

Article VII
CONDITIONS TO THE MERGER

7.1               Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

(a)                Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)                HSR Clearance. The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated.

(c)                No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction in the United States, and no statute, rule, regulation or order in the United States will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger. For the avoidance of doubt, the receipt of a Specified Letter by the Buyer Parties or the Company shall not be the basis for concluding that any conditions set forth in this Article VII to consummate the Merger have not been satisfied.

7.2               Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a)                Representations and Warranties.

(i)            Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)            The representations and warranties set forth in Section 3.1 (Organization; Good Standing) (other than the second sentence thereof), Section 3.2 (Corporate Power; Enforceability), Section 3.3(d) (Anti-Takeover Laws), the last two sentences of Section 3.7(a) (Company Capitalization –

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Capital Stock), the last sentence of Section 3.7(b) (Company Capitalization – Stock Reservation), Section 3.7(c) (Company Capitalization – Company Securities) (other than the first sentence thereof), Section 3.7(d) (Company Capitalization – Other Rights), and 3.12(a)(ii) (Absence of Company Material Adverse Effect) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii)            The representations and warranties set forth in Section 3.7(a) (Company Capitalization – Capital Stock) (other than the last two sentences thereof), Section 3.7(b) (other than the last sentence thereof) (Company Capitalization – Stock Reservation), the first sentence of Section 3.7(c) (Company Capitalization – Company Securities) and Section 3.25 (Brokers), will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(b)                Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)                Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)                Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

7.3               Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a)                Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

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(b)                Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c)                Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1               Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)                by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition imposed by a Governmental Authority in the United States preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction in the United States, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order in the United States will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(c)                by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on November 30, 2024 (the “Termination Date”); provided that, the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (A) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (B) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (2) the failure of the Closing to have occurred prior to the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(d)                by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted

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in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e)                by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f)                 by Parent at any time prior to the receipt of the Requisite Stockholder Approval if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)                by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); or

(h)                by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) and the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 8.3(b).

8.2               Manner and Notice of Termination; Effect of Termination.

(a)                Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting

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forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)                Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the Confidentiality Agreement, Section 6.5(e), Section 6.5(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any Willful and Material breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3               Fees and Expenses.

(a)                General. Except as set forth in this Section 8.3 or as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b)                Company Payments.

(i)            If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e), (B) at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b), and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, either such Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of such Acquisition Transaction which is ultimately consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (or as directed by Parent) an amount equal to $19,000,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)            If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee.

(iii)           If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee; provided, that if (A) such termination occurs prior to the No-Shop Period Start Date and (B) the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction in connection with such termination, then the “Company Termination Fee” shall mean an amount equal to $9,500,000.

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(c)                Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)                Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent (or as directed by Parent) its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 shall be made by the Company to Parent (or as directed by Parent) by wire transfer of immediately available funds to an account designated by Parent in writing to the Company.

(e)                Acknowledgement Regarding Specific Performance. Notwithstanding the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.

8.4               Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that (a) in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval and (b) the definition of the term “Unaffiliated Stockholder Approval” may not be amended, and the condition precedent set forth in Section 7.1(a) regarding the receipt the Unaffiliated Stockholder Approval may not be amended.

8.5               Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided that the condition precedent set forth in Section 7.1(a) regarding the receipt the Unaffiliated Stockholder Approval may not be waived. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

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8.6               Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

Article IX
GENERAL PROVISIONS

9.1               Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

9.2               Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)                if to the Buyer Parties to:

Restaurant Brands International Inc.
130 King Street West, Suite 300
Toronto, Ontario
Canada, M5X 1E1
Attention:	Jill Granat, General Counsel
Email:

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Scott A. Barshay
Laura C. Turano
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com

(b)                if to the Company (prior to the Effective Time) to:

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, NY 13203
Attention:	Jared Landaw, General Counsel
Email:

with a copy (which will not constitute notice) to:

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Milbank LLP
55 Hudson Yards
New York, NY 10001-2163
Attention:	Derek Winokur
Iliana Ongun
Email:	dwinokur@milbank.com
IOngun@milbank.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3               Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that (a) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement, including by Parent transferring its interests in Merger Sub, (i) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (ii) to any of their respective Affiliates; and (b) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to the lenders party to Parent’s credit facilities from time to time (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of obtaining financing to consummate the transactions contemplated by this Agreement), it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Capital Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4               Confidentiality. The Buyer Parties and the Company hereby acknowledge that Parent and the Company have executed that certain confidentiality agreement dated as of December 18, 2023 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5               Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date

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on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6               Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); (c) if any of the Buyer Parties wrongfully terminate or willfully breach this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); and (d) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The rights granted pursuant to clause (c) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock and Company Equity Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and Company Equity Awards, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company Group in any manner that the Company deems fit.

9.7               Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8               Remedies.

(a)                Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)                Specific Performance.

(i)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in

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order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of this Agreement and the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger.

(ii)            The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9               Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.

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9.10           Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.11           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, OR ANY TRANSACTION CONEMPLATED HEREBY (INCLUDING ANY FINANCING OBTAINED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12           Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13           Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one

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or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14           No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15           Non-Recourse. Each of the Company, its Subsidiaries, and the Affiliates, shareholders and representatives of the foregoing acknowledge and agree that (i) no financing institution providing Debt Financing (“Debt Financing Sources”) shall have any liability or obligations to the Company, its Subsidiaries or the Affiliates or representatives of the foregoing arising out of or relating to (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder (including any Debt Financing), (B) the negotiation, execution or performance this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of any Debt Financing); (ii) no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby (including any Debt Financing) shall be sought or had against any Debt Financing Sources for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the clauses (A) through (D) of the immediately preceding clause (i), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in clauses (A) through (D) of the immediately preceding clause (i).

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.

By:	/s/ Joshua Kobza
Name: Joshua Kobza
Title: Chief Executive Officer

BK CHESHIRE CORP

By:	/s/ Thomas B. Curtis IV
Name: Thomas B. Curtis IV
Title: President

[Signature Page to Agreement and Plan of Merger]

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Deborah M. Derby
Name: Deborah M. Derby
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]